UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 2, 2025

GLOBAL INTERACTIVE TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-41763	88-1368281
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

160, Yeouiseo-ro, Yeongdeungpo-gu
Seoul, Republic of Korea	07231
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +82-2564-8588

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the follow provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	GITS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On July 2, 2025, Global Interactive Technologies, Inc. (the “Company”) provided the following update regarding its initial public offering (“IPO”), prior management, and recent changes in control and operations:

IPO

On August 3, 2023, the Company, in its Press Release which was included in a current report on Form 8-K filed on August 4, 2023, disclosed that the Company closed its initial public offering. The Company raised approximately $8.8 million through its IPO. Of this amount, investors in Korea invested more than $6 million, and investors in the United States invested approximately $2 million. Aegis Capital Corp. was the Company’s underwriter for the IPO.

Management and Financial Issues

The prior chief executive officer (“CEO”), chief operating officer (“COO”), and chief marketing officer (“CMO”) were affiliated with the Company’s former largest shareholder. Following the IPO, the Company began to identify signs of possible financial mismanagement and failures to fund core business operations, which placed the Company at serious operational and financial risk. In response, in early 2024, certain members of the Board of Directors began working to resolve these issues, which included changing the authorized signers of the Company’s Chase Bank account. In February 2024, the Board voted to remove the prior CEO for cause relating to the identified concerns of management, and the Board appointed Taehoon Kim as interim CEO. Following his appointment, Mr. Kim terminated the employment of the COO and CMO. Mr. Kim also replaced the Company's legal counsel and retained new legal representation. At the Annual Shareholder Meeting held in December 2024, shareholders voted to elect two new directors to the Board.

Although new management succeeded in changing the authorized signers on the Company’s Chase Bank account in May 2024, the account already had been depleted by that time. The Company has cooperated with regulatory and enforcement authorities regarding the depleted account.

Sales of A Subsidiary Company

On December 28, 2024, the Company sold 100% of its ownership interest in Hanryu Bank Co., Ltd., formerly a wholly owned subsidiary of the Company.

Erroneous Characterization of Jaemen Lee as President

On April 29 and May 20, 2025, the Company, in “Short-Term Loan Payables” under Item 13. Certain Relationship and Related Transactions, and Director Independence Certain Relationship and Related Transactions and Financial Statement Note 10 – Short-term Loan Payables from Related Parties included in the Company’s Annual Report on Form 10-K filed on April 30, 2025 and in Note 8 – Short-term Loan Payables from Related Parties and Note 13 – Related Party Transactions in the Quarterly Report filed on May 20, 2025, disclosed that Jaemen Lee is the President of the Company. This disclosure was an error. Mr. Lee has never served as President of the Company and has never served as an officer or director of the Company. Mr. Lee is an experienced business person and investor in the company whose direct or indirect beneficial ownership interest is less than 5% of the company’s outstanding shares, and, therefore, is not subject to disclosure. Nevertheless, Mr. Lee has provided and continues to provide advice to members of management. As a matter of cultural deference consistent with Korean culture, the Chief Financial Officer referred to Mr. Lee as the Company’s President. That erroneous disclosure appeared only in the two filings identified above.

Market Trading in the Company’s Shares on May 30, 2025.

On May 30, 2025, the low, high and closing stock prices were $1.90, $3.12 and $2.41 respectively, and the volume was 55,931,300 shares. Over the preceding 30 days, the Company’s common shares traded in a price range of $0.95 and $1.61, and its average daily volume was less than 30,000 shares per day. The Company is not aware of any material non-public information or recent corporate developments that would account for such trading activity. Moreover, the Company has responded and will continue to respond to inquiries by United States securities regulators relating to the unusual trading activity, price movement and volume. To the extent that the Company learns of information that explains the unusual activity, then the Company will provide the information to relevant securities regulators. Management does not communicate on or monitor discussions on securities-centric internet message groups, chat rooms and websites.

Item 9.01 Financial Statements and Exhibits.

(a)	Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL INTERACTIVE TECHNOLOGIES, INC.

Dated: July 2, 2025	By:	/s/ Taehoon Kim
		Name:	Taehoon Kim
		Title:	Chief Executive Officer

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